Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2014 RECORD REVENUES OF $70.2

MILLION, RECORD PRE-TAX INCOME OF $33.5 MILLION AND RECORD DILUTED EPS

FROM CONTINUING OPERATIONS OF $0.57

Company Announces 25% Increase in Regular Quarterly Dividend to $0.20 per Share,

up from $0.16

Fourth Quarter Financial Highlights*

•	Record revenues of $70.2 million, up 16.1%

•	Record pre-tax income of $33.5 million from continuing operations, up 35.0%

•	Record diluted EPS from continuing operations of $0.57, up from $0.41

•	Record total trading volume of $211.4 billion, up 23.4%

•	Record estimated U.S. high grade market share of 16.1% up from 13.9%

*	All comparisons versus fourth quarter 2013.

Full Year 2014 Financial Highlights**

•	Record revenues of $262.8 million, up 10.1%

•	Record pre-tax income of $118.5 million from continuing operations, up 10.5%

•	Record diluted EPS from continuing operations of $1.97, up from $1.81

•	Record total trading volume of $767.0 billion, up 10.6%

•	Estimated U.S. high grade market share of 14.5%, up from 13.8%

**	All comparisons versus full year 2013.

NEW YORK, January 28, 2015 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the fourth quarter and full year ended December 31, 2014.

“We are pleased to report record revenues, pre-tax income and EPS driven by record volume and market share for the fourth quarter and the full year. Higher credit market volatility during the quarter caused an increase in overall credit market volumes. It was gratifying to see the increase in estimated market share and the growth of Open Trading activity on MarketAxess during this period of greater market volatility,” said Richard M. McVey, Chairman and CEO of MarketAxess. “Our momentum in Europe continues with the announcement last week of our launch of Open Trading solutions for European credit products along with the expansion of our strategic alliance with BlackRock to promote new liquidity solutions.”

Fourth Quarter Results From Continuing Operations

Total revenues for the fourth quarter of 2014 increased 16.1% to a record $70.2 million, compared to $60.4 million for the fourth quarter of 2013. Pre-tax income was a record $33.5 million, compared to $24.8 million for the fourth quarter of 2013, an increase of 35.0%. Pre-tax margin was 47.7%, compared to 41.0% for the fourth quarter of 2013. Net income totaled $21.6 million, or $0.57 per share on a diluted basis, compared to $15.5 million, or $0.41 per share for the fourth quarter of 2013.

Commission revenue for the fourth quarter of 2014 increased 19.7% to a record $60.4 million, compared to $50.5 million for the fourth quarter of 2013. Variable transaction fees increased 28.4% to $44.1 million on total trading volume of $211.4 billion for the fourth quarter of 2014, compared to variable transaction fees of $34.4 million on total trading volume of $171.3 billion for the fourth quarter of 2013. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 16.1% on an adjusted basis, compared to an estimated 13.9% for the fourth quarter of 2013. See Non-GAAP Financial Measures and Other Items below for further information on FINRA TRACE volume and U.S. high-grade market share.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, decreased to $9.8 million, compared to $10.0 million for the fourth quarter of 2013.

Total expenses for the fourth quarter of 2014 increased 2.9% to $36.7 million, compared to $35.6 million for the fourth quarter of 2013. The increase in total expenses was principally due to higher employee compensation and benefits costs of $2.6 million, offset by lower professional and consulting fees of $1.5 million.

The effective tax rate for the fourth quarter of 2014 was 35.4%, compared to 37.6% for the fourth quarter of 2013. The fourth quarter 2014 income tax provision includes a benefit for certain tax credits enacted into law in December 2014 amounting to approximately $0.4 million, or $0.01 per diluted share.

Employee headcount from continuing operations was 303 as of December 31, 2014, compared to 293 as of December 31, 2013.

Full Year 2014 Results From Continuing Operations

Total revenues for the year ended December 31, 2014 increased 10.1% to a record $262.8 million, compared to $238.7 million for 2013. Pre-tax income was a record $118.5 million, compared to $107.3 million for 2013, an increase of 10.5%. Pre-tax margin was 45.1%, compared to 44.9% for 2013. Net income totaled $74.8 million, or $1.97 per share on a diluted basis, compared to $68.6 million, or $1.81 per share for 2013.

Commission revenue for the year ended December 31, 2014 increased 8.6% to $221.1 million, compared to $203.7 million for 2013. Variable transaction fees increased 9.8% to $156.2 million on total trading volume of $767.0 billion, compared to variable transaction fees of $142.3 million on total trading volume of $693.7 billion for 2013.

All other revenue increased 18.7% to $41.6 million, compared to $35.1 million for 2013. The increase in all other revenue was principally due to the inclusion of a full year of results in 2014 from Xtrakter Limited (“Xtrakter”), which was acquired on February 28, 2013.

Total expenses for the year ended December 31, 2014 increased 9.7% to $144.2 million, compared to $131.5 million for 2013. The increase in total expenses was principally due to higher employee compensation and benefits costs of $10.6 million and depreciation and amortization of $3.3 million. The overall expense increase reflects the inclusion of a full year of operating expenses in 2014 from Xtrakter.

Capital spending for the year ended December 31, 2014 was $14.8 million compared to $23.3 million in 2013. The higher capital spending in 2013 reflected the build-out of a new data center and office space in London.

The effective tax rate for 2014 was 36.9%, compared to 36.1% for 2013. The 2013 income tax provision includes benefits for certain 2012 tax credits enacted into law in 2013 and a catch-up tax benefit associated with the domestic production activities deduction amounting to approximately $1.5 million, or $0.04 per diluted share.

Dividend

The Company’s board of directors declared an increase in the quarterly cash dividend to $0.20 per share of common stock outstanding, to be paid on February 26, 2015 to stockholders of record as of the close of business on February 12, 2015.

Share Repurchase Program

A total of 192,000 shares were repurchased in the fourth quarter of 2014 at a cost of $12.5 million under the Company’s $100.0 million share repurchase program. As of December 31, 2014, approximately $62.0 million was available for future repurchases under the program.

Balance Sheet Data

As of December 31, 2014, total assets were $379.9 million and included $233.8 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of December 31, 2014 was $334.2 million.

Guidance for 2015

The Company expects total expenses for 2015 to be in the range of $153.0 million to $159.0 million and its full year 2015 capital spending to be in the range of $14.0 million to $17.0 million. The Company also anticipates that the overall effective tax rate for 2015 will be between 36% and 38%.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP to these non-GAAP financial measures.

For purposes of calculating U.S. high-grade estimated market share, FINRA TRACE volumes have been adjusted to eliminate the increased reporting of affiliate back-to-back trade to FINRA beginning in April 2014 and the inclusion of 144A securities beginning in July 2014. Based on information provided by FINRA, the Company believes that adjusted FINRA TRACE volumes provide a more accurate comparison to prior period reporting. The Company has provided a reconciliation of U.S. high-grade TRACE volumes to the adjusted U.S. high-grade TRACE volumes on the “Investor Relations-Volume” section of its website.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 28, 2015, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio

Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, credit default swaps and other fixed-income securities. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise MarketAxess Holdings Inc. +1-212-813-6017 Florencia Panizza MarketAxess Holdings Inc. +1-212-813-6029	William McBride Bryant Park Financial Communications +1-917-239-6726

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$60,372	$50,450	$221,138	$203,652
Information and post-trade services	7,869	7,357	31,510	25,377
Technology products and services	1,289	2,052	6,874	6,331
Investment income	127	132	543	420
Other	510	451	2,709	2,953

Total revenues	70,167	60,442	262,774	238,733

Expenses
Employee compensation and benefits[1]	19,376	16,768	74,995	64,406
Depreciation and amortization[1]	4,425	3,972	17,379	14,123
Technology and communications	4,385	4,337	17,685	16,037
Professional and consulting fees	3,463	4,942	14,375	18,220
Occupancy	1,063	2,001	4,381	5,173
Marketing and advertising	1,429	1,131	5,769	4,632
General and administrative	2,537	2,492	9,654	8,862

Total expenses	36,678	35,643	144,238	131,453

Income before taxes	33,489	24,799	118,536	107,280
Provision for income taxes	11,853	9,329	43,730	38,717

Net income from continuing operations[1]	21,636	15,470	74,806	68,563
Gain (loss) from discontinued operations, net of income taxes	—	21	—	(189)
Gain on the sale of discontinued operations, net of tax benefit	—	7,642	—	7,642

Net income	$21,636	$23,133	$74,806	$76,016

Per Share Data:
Basic earnings per common share
Income from continuing operations[1]	$0.59	$0.42	$2.03	$1.86
Income (loss) from discontinued operations	—	0.21	—	0.20

Net income per common share	$0.59	$0.63	$2.03	$2.06

Diluted earnings per common share
Income from continuing operations[1]	$0.57	$0.41	$1.97	$1.81
Income (loss) from discontinued operations	—	0.20	—	0.20

Net income per common share	$0.57	$0.61	$1.97	$2.01

Cash dividends declared per common share	$0.16	$0.13	$0.64	$0.52
Weighted-average common shares:
Basic	36,729	36,982	36,930	36,886
Diluted	37,711	38,093	37,889	37,888

[1]	Expenses for the twelve months ended December 31, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income from continuing operations and diluted earnings per share by $1.0 million and $0.03, respectively, for the twelve months ended December 31, 2013.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	December 31, 2014	December 31, 2013
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$168,924	$132,691
Securities available-for-sale	64,863	67,742
Accounts receivable, net	33,836	34,158
All other assets	112,261	119,319

Total assets	$379,884	$353,910

Liabilities and Stockholders’ Equity
Total liabilities	45,676	43,548
Total stockholders’ equity	334,208	310,362

Total liabilities and stockholders’ equity	$379,884	$353,910

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except per share data)
	(unaudited)
	EBITDA
Net income from continuing operations[1]	$21,636	$15,470	$74,806	$68,563
Add back:
Interest expense	—	1	—	14
Provision for income taxes	11,853	9,329	43,730	38,717
Depreciation and amortization[1]	4,425	3,972	17,379	14,123

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations [1]	$37,914	$28,772	$135,915	$121,417

[1]	Expenses for the twelve months ended December 31, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income from continuing operations and diluted earnings per share by $1.0 million and $0.03, respectively, for the twelve months ended December 31, 2013.

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high grade—fixed-rate	$122,899	$100,401	$450,139	$418,270
U.S. high grade—floating-rate	7,295	6,091	25,231	21,813
Total U.S. high-grade	130,194	106,492	475,370	440,083
Other credit	64,211	43,094	226,033	177,274
Liquid products	16,964	21,681	65,558	76,319

Total	$211,369	$171,267	$766,961	$693,676

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$2,100	$1,718	$1,901	$1,760
Other credit	1,029	692	902	708
Liquid products	274	349	262	305

Total	$3,403	$2,759	$3,065	$2,773

Number of U.S. Trading Days [1]	62	62	250	250
Number of U.K. Trading Days [2]	64	64	253	253

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high grade—fixed-rate	$186	$194	$182	$199
U.S. high grade—floating-rate	45	25	51	25
Total U.S. high-grade	178	184	175	190
Other credit	315	321	310	311
Liquid products	42	43	43	45
Total	209	201	204	205

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.